EXHIBIT 99.1

FOR IMMEDIATE RELEASE: Oct. 27, 2021

ORION ENGINEERED CARBONS ANNOUNCES CFO TRANSITION, APPOINTMENT OF ROBERT HRIVNAK AS INTERIM CFO

HOUSTON – (Oct. 27, 2021) -- Orion Engineered Carbons (NYSE: OEC), a leading global supplier of specialty and high-performance carbon black, announced today that Lorin Crenshaw has decided to leave his position as chief financial officer to accept a leadership role at another public company. He will remain with Orion as an adviser until November 21, 2021.

"We appreciate the contributions Lorin made to the company during his tenure,” CEO Corning Painter said. “He has provided strong strategic financial leadership and played an integral role on our leadership team for the past two years. We wish him well in his future endeavors."

The company also announced that Bob Hrivnak has been named Interim CFO effective immediately. Bob joined the company in 2020 as chief accounting officer with over 30 years of experience as a financial executive, including holding the position of chief financial officer. He has a proven track record leading corporate finance and accounting control functions for multiple public companies. Orion has initiated a search to permanently fill its CFO position.

“Lorin and Bob have worked together for the past 18 months to further strengthen our excellent finance organization. Consequently, we anticipate a smooth transition of duties over the coming weeks,” Painter said.

The company will release its third quarter 2021 results after the market closes on Thursday, November 4, 2021, to be followed by a conference call on Friday, November 5, 2021, at 8:30 a.m. (EST). Details for the call can be found on the company’s investor website.

About Orion Engineered Carbons

Orion Engineered Carbons (NYSE:OEC) is a global supplier of carbon black products including high-performance specialty gas blacks, acetylene blacks, furnace blacks, lamp blacks, thermal blacks, and other carbon blacks that tint, colorize and enhance the performance of polymers, plastics, paints and coatings, inks and toners, textile fibers, adhesives and sealants, batteries, tires, and mechanical rubber goods, such as automotive belts and hoses. The company has over 125 years of history providing customized solutions from a network of 14 global production sites and is dedicated to responsible business practices that emphasize reliability, innovation and sustainability. For more information, please visit orioncarbons.com.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements of future expectations that are based on current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. New risk factors and uncertainties emerge from time to time and it is not possible to predict all risk factors and uncertainties, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or other information, other than as required by applicable law.

Contacts:
Wendy Wilson	William Foreman
Orion Engineered Carbons	Orion Engineered Carbons
Head of Investor Relations	Director of Corporate Communications
+1 281-974-0155	+1 281-889-7833
Investor-relations@orioncarbons.com	William.foreman@orioncarbons.com

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